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Exhibit 8.1

Re:	Agreement and Plan of Merger dated as of July 14, 2004, by and among Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., and Caesars Entertainment, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Harrah’s Entertainment, Inc., a Delaware corporation (“Harrah’s”), in connection with the proposed merger (the “Merger”) of Caesars Entertainment, Inc., a Delaware corporation (“Caesars”), with and into Harrah’s Operating Company, Inc., a Delaware corporation wholly-owned by Harrah’s (“HOCI”), pursuant to an Agreement and Plan of Merger by and among Harrah’s, HOCI and Caesars dated as of July 14, 2004 (the “Merger Agreement”). This opinion is being delivered in connection with Harrah’s Registration Statement on Form S-4 relating to the proposed Merger pursuant to the Merger Agreement (the “Registration Statement”) to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

     In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including all Exhibits and Schedules thereto), (ii) the Registration Statement (including the joint proxy statement/prospectus), and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

     In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware;

Harrah’s Entertainment, Inc.
January 24, 2005

3.	All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

     Based upon and subject to the foregoing, and subject to the exceptions, assumptions, qualifications and limitations stated in the Registration Statement and the exceptions, assumptions, limitations and qualifications set forth below, we confirm that the discussion under the caption “The Merger—Material United States Federal Income Tax Consequences,” to the extent it consists of statements of law or legal conclusions, is our opinion of the material United States federal income tax consequences of the Merger.

     This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. We express no opinion as to any other laws other than the U.S. federal tax laws as of the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

     We express no opinion as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if (i) all the transactions described in the Merger Agreement, to the extent relevant to our opinion, are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or (ii) all of the representations, warranties, statements and assumptions upon which we have relied, to the extent relevant to our opinion, are not true and accurate at all relevant times.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto or contemplated by the Agreement. This opinion is for your benefit in connection with the filing of the Registration Statement and may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of United States federal securities laws. We consent to the filing of this opinion as an exhibit to the Registration Statement and to

Harrah’s Entertainment, Inc.
January 24, 2005

the reference to our firm name therein under the captions “The Merger—Material United States Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP